Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement of Intervest Bancshares Corporation on Form S-1 of our report dated March 2, 2010 on the consolidated financial statements of Intervest Bancshares Corporation and the effectiveness of internal controls over financial reporting, which report appears in the Annual Report on Form 10-K of Intervest Bancshares Corporation for the year ended December 31, 2009. We also consent to the reference to our firm under the caption “Experts” in this Registration Statement.

/s/ Hacker Johnson & Smith, P.A., P.C.

Tampa, Florida

October 21, 2010